Exhibit 5.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form F-10 of our report dated May 14, 2019, relating to the combined consolidated financial statements of FirstOnSite USA Holdings Inc. and Subsidiaries, which is incorporated by reference in that Prospectus and filed as Exhibit 4.10 to such Registration Statement.

We also consent to the reference to us under the caption “Auditors, Transfer Agent and Registrar” in the Prospectus.

/s/ BDO USA, LLP

Fort Worth, Texas

December 2, 2019

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.